Exhibit 10.1

FRONT YARD RESIDENTIAL CORPORATION
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820

May 21, 2019

Snow Park Capital Partners, LP
515 Madison Avenue, 20th Floor
New York, New York 10022

Dear Sirs:
This letter agreement (this “Agreement”) constitutes the entire agreement between Front Yard Residential Corporation, a Maryland corporation (the “Company”), and Snow Park Capital Partners, LP, a Delaware limited partnership (together with its Affiliates, “Snow Park”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Paragraph 10 below.
1.Effective as of the date hereof, Snow Park (a) hereby irrevocably withdraws and rescinds its letter dated December 20, 2018, as supplemented (the “Nomination Letter”), providing notice to the Company and the holders of the Company’s common stock, $0.01 par value per share (“Common Stock”) of its intention to nominate certain individuals for election as directors of the Company at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and (b) shall immediately cease all efforts, direct or indirect, in furtherance of its nomination of individuals for election as director at the 2019 Annual Meeting and any related solicitation in connection therewith, including any negative solicitation efforts relating to the 2019 Annual Meeting, and terminate its solicitation website, https://www.renewresi.com.

2.The Company and Snow Park agree as follows:

(a)Immediately following the 2019 Annual Meeting, David B. Reiner will resign from the Company’s Board of Directors (the “Board”).

(b)The Company shall take all action necessary (i) to increase the size of the Board to eight (8) directors promptly following the 2019 Annual Meeting (but in no event later than the date of the 2019 Annual Meeting), and (ii) subject to a standard director background check, to appoint Leland Abrams and Lazar Nikolic (each an “Appointed Director” and, collectively, the “Appointed Directors”) to serve as directors of the Company, effective immediately, until the date that their successors are duly elected and qualified. If the Company further increases the size of the Board during the Restricted Period (as defined below), the Company shall reasonably consult with Snow Park with respect to the vacancy created thereby and consider in good faith any candidate that Snow Park may put forth to fill such vacancy.

(c)The Company shall take all action necessary to establish a Strategic Review Committee of the Board (the “Strategic Review Committee”) to conduct a review of all strategic alternatives available to the Company, including the potential sale of the Company, the potential internalization of Altisource Asset Management Corporation (“AAMC”), as well as the potential termination of the asset management agreement with AAMC. During the Restricted Period, the Strategic Review Committee shall consist of four (4) independent Board members, including one (1) of the Appointed Directors. During the Restricted Period, Snow Park shall have a one-time right to consult with and provide feedback to the Strategic Review Committee with respect to its review of strategic alternatives, provided that, prior to exercising such right, Snow Park shall enter into a customary and appropriate nondisclosure agreement with the Company. The Company intends to update stockholders with respect to the results of the Strategic Review Committee’s review of strategic alternatives once completed.

(d)During the Restricted Period, if any Appointed Director is unable or unwilling to serve as a director, resigns as a director or is removed as a director, Snow Park shall have the ability to recommend a substitute person(s) to replace such Appointed Director in accordance with this Paragraph 1(d) (any such replacement director shall be referred to as a “Replacement Director”). Each candidate for Replacement Director recommended by Snow Park must (A) qualify as “independent” pursuant to SEC rules and regulations and New York Stock Exchange listing standards, (B) qualify to serve as a director under the Maryland General Corporation Law, and (C) have the relevant financial and business experience to be a director of the Company. The Nomination/Governance Committee of the Board (the “Nominating Committee”) shall make its determination and recommendation regarding whether such candidate so qualifies within ten (10) business days after such candidate has submitted to the Company the Company’s standard Director and Officer questionnaire and consented to a director background check. In the event the Nominating Committee does not accept a substitute person recommended by Snow Park as the Replacement Director (it being understood that the Nominating Committee cannot unreasonably withhold its consent), Snow Park shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director candidate by the Nominating Committee, the Board shall review, approve and vote on the appointment of such Replacement Director to the Board no later than ten (10) business days after the Nominating Committee’s recommendation of such Replacement Director; provided, however, that if the Board does not approve and appoint such Replacement Director to the Board (it being understood that the Board cannot unreasonably withhold its approval), the parties shall continue to follow the procedures of this Paragraph 1(d) until a Replacement Director is approved and appointed to the Board. Once appointed to the Board, any such Replacement Director shall be deemed to be an Appointed Director for all purposes of this Agreement.

3.Snow Park hereby represents to the Company that, (i) as of the date of this Agreement, Snow Park and each of its Affiliates beneficially owns the number of shares of Voting Securities set forth opposite such entity’s name on Schedule 1 hereto, and (ii) except as set forth in the Nomination Letter or otherwise disclosed to the Company, as of the date of this Agreement, neither Snow Park nor any of its Affiliates, is a party to any swap or other derivative agreements of any nature with respect to the Voting Securities. Snow Park further represents and warrants that (a) the authorized signatory of Snow Park set forth on the signature page hereto has the power and authority to execute this Agreement and to bind it thereto; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Snow Park, enforceable against it in accordance with its terms; (c) Snow Park has the power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (d) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it; (e) neither it nor any of its Affiliates has or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with any member of the Board pursuant to which such individual has been or will be compensated for his or her service as a director on, or nominee for election to, the Board; and (f) Snow Park has not, and will not during the Restricted Period, file any statement of beneficial ownership on Schedule 13D pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company.

4.The Company represents and warrants that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) the execution, delivery and performance of this Agreement does not and will not violate any law, any order of any court or other agency of government, the Company’s Articles of Restatement (the “Charter”) or the Company’s Amended and Restated Bylaws (the “Bylaws”), each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

5.Snow Park hereby agrees to vote all Voting Securities that it beneficially owns and is entitled to vote at the 2019 Annual Meeting in favor of (a) the election of directors nominated by the Board and (b) otherwise in accordance with the Board’s recommendation on all proposals properly brought before the 2019 Annual Meeting. For the avoidance of doubt, for purposes of this Paragraph 5, shares of Common Stock underlying physically-settled swap instruments held by Snow Park or its controlling or controlled Affiliates shall not be deemed to be “beneficially owned” by Snow Park or its controlling or controlled Affiliates, as applicable.

6.From the date of this Agreement until the Expiration Time (such period, the “Restricted Period”), Snow Park will not, and will cause its Affiliates and principals, directors, general partners, officers and employees acting on its behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written authorization by the Board:

(a)engage in any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(b)knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(c)form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of Snow Park with respect to Voting Securities owned by them;

(d)acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, additional Voting Securities or assets of the Company, or rights or options to acquire additional Voting Securities or assets of the Company, including any swap or hedging transaction or other derivative agreements of any nature whatsoever with respect to the Voting Securities, such that the Restricted Persons would beneficially own more than 4.9% of the Company’s outstanding shares of Common Stock;

(e)make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict Snow Park from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this paragraph;

(f)enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of Snow Park, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board or in connection with an Extraordinary Transaction;

(g)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board, except as set forth herein, or (iii) conduct a referendum of stockholders;

(h)make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(i)make any request for stock list materials or other books and records of the Company under Maryland law;

(j)except as set forth herein, publicly make any proposal to the Company or its management or Board with respect to, or issue any press releases or make any statements which could reasonably be expected to become public with respect to: (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company, (iii) any other change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Charter or Bylaws, or other actions which may impede the acquisition of control of the Company by any person in any way whatsoever, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, (vi) any Extraordinary Transaction involving the Company or to which it is a party, or (vii) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(k)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(l)enter into any negotiations, agreements or understandings with any Third Party to take any action that Snow Park is prohibited from taking pursuant to this paragraph; or

(m)make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.

The foregoing provisions of this Paragraph 6 shall not be deemed to prohibit Snow Park or its directors, officers, employees, agents or representatives (acting in such capacity) from communicating privately with the Company’s directors, executive officers or advisors regarding matters that would otherwise be prohibited by this Paragraph 6 so long as such communications are not intended to, and could not reasonably be expected to, require any public disclosure of such communications. For the avoidance of doubt, nothing in this Paragraph 6 or elsewhere in this Agreement shall be deemed to limit the exercise in good faith by an Appointed Director of his fiduciary duties solely in his capacity as a director of the Company.
7.Promptly following the execution of this Agreement, (i) Snow Park shall file a Form DFAN14A (the “DFAN”) in the form attached hereto as Exhibit A and (ii) the Company shall issue a mutually agreeable press release (the “Press Release”) in the form attached hereto as Exhibit B. Other than the filing of the DFAN and the issuance of the Press Release, until the Expiration Time or except as otherwise required by law or the rules of any stock exchange, neither the Company nor Snow Park shall issue any press release or make any public announcement regarding this Agreement without the prior written consent of the other party, except that the Company may also file with the SEC a Current Report on Form 8-K that may include this Agreement and the Press Release, in which case the Company shall provide Snow Park with a reasonable opportunity to review and comment on the Company’s Form 8-K prior to its filing with the SEC and will consider in good faith any comments received from Snow Park.

8.Until the Expiration Time, the Company and Snow Park shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (or distributing, disseminating or republishing any such statements or announcements made by Third Parties) (a) in the case of Snow Park: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees (including, without limitation, any statements or announcements regarding the Company’s strategy, operations, transactions or proposed transactions, performance, products or services), and (b) in the case of the Company: Snow Park and Snow Park’s advisors, their respective principals, directors, members, general partners, officers, or employees or any Person who has served in any such capacity with respect to Snow Park and Snow Park’s advisors. The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom the information was sought.

9.The Company and Snow Park each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages, that the breaching party will not plead in defense thereto that there would be an adequate remedy at law, and that the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

10.As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Expiration Time” means the close of business on the date that is thirty (30) days prior to the deadline, established pursuant to the Bylaws, for the submission of stockholder nominations of directors for the Company’s 2020 Annual Meeting of Stockholders; (e) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (f) “SEC” means the U.S. Securities and Exchange Commission; (g) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (h) “Voting Securities” shall mean the shares of Common Stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

11.The Company shall reimburse Snow Park for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) actually incurred in connection with Snow Park’s involvement at the Company prior to the execution of this Agreement, including, but not limited to Snow Park’s diligence and analysis with respect to the Company, matters related to the 2019 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $850,000 in the aggregate.

12.This Agreement may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles.

14.All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Front Yard Residential Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
Attn: Michael Lubin
Email: Michael.Lubin@altisourceAMC.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello
Sachin Kohli
Email: michael.aiello@weil.com
sachin.kohli@weil.com

If to Snow Park:
Snow Park Capital Partners, LP
515 Madison Avenue, 20th Floor
New York, New York 10022
Attn: Jeffrey Pierce
Email jpierce@snowparkcap.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Steve Wolosky
Ryan Nebel
Email: swolosky@olshanlaw.com
rnebel@olshanlaw.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.
15.This Agreement constitutes the only agreement between Snow Park and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties hereto. This Agreement is personal to the parties hereto and no party hereto may assign or otherwise transfer (including by operation of law) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.Each party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

17.This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

18.Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.
[The remainder of this page is intentionally left blank.]

If you are in agreement with the foregoing, please countersign in the space provided below.

Very truly yours,

FRONT YARD RESIDENTIAL CORPORATION

By:	/s/ George G. Ellison
	Name:	George G. Ellison
	Title:	Chief Executive Officer

The foregoing is hereby accepted and agreed:

SNOW PARK CAPITAL PARTNERS, LP

By:	/s/ Jeffrey Pierce
	Name:	Jeffrey Pierce
	Title:	Authorized Signatory

Schedule 1

Stock Ownership

Name	Beneficial Ownership
Snow Park Capital Partners Master Fund, LP	606,622
Snow Park Capital Partners GP, LLC	606,622
Snow Park Capital Partners, LP	606,622
Snow Park Capital Management, LLC	606,622
Jeffrey Pierce	606,622
Total	606,622

Exhibit A

DFAN

Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).
On May 21, 2019, in connection with the entry into a settlement agreement with the Company, Snow Park withdrew its slate of nominees for election to the Board of Directors of the Company at the Annual Meeting. Snow Park will not vote any proxies received from stockholders of the Company at the Annual Meeting.

Exhibit B

Press Release

FRONT YARD RESIDENTIAL ANNOUNCES BOARD REFRESHMENT AND A REVIEW OF STRATEGIC ALTERNATIVES

Forms Board Committee of Independent Directors to Explore Strategic Alternatives
and Retains Independent Financial Advisor to Support Process

Agrees to Appoint Leland Abrams and Lazar Nikolic, Who Possess Strong Single-Family Market Experience and REIT Expertise, as Independent Directors Immediately Following 2019 Annual Meeting

CHRISTIANSTED, U.S. Virgin Islands - May 21, 2019 - Front Yard Residential Corporation (“Front Yard” or the “Company”) (NYSE: RESI) today announced several new strategic initiatives that it believes will position Front Yard for ongoing success and support its efforts to maximize value for all stockholders. In conjunction with these new initiatives, Front Yard announced it has reached an agreement with Snow Park Capital Partners and certain of its affiliates (collectively “Snow Park”) with respect to its director nominees and certain other matters.

Board Refreshment

Front Yard has agreed to appoint two new independent directors, Leland Abrams and Lazar Nikolic, to the Company's Board of Directors (the “Board”) immediately following the Company’s Annual Meeting of Stockholders on May 23, 2019 (the “Annual Meeting”). Concurrently, David B. Reiner will be retiring from the Board. With these changes, Front Yard’s Board will increase from seven to eight directors, seven of whom are independent. Snow Park has agreed to vote for Front Yard’s entire slate of director nominees at the Company’s upcoming annual meeting and to withdraw its proxy contest.

Formation of Board Committee to Explore Strategic Alternatives

Front Yard has been executing on a strategy to unlock what we believe is imbedded value in our assets and platform. Despite these efforts, Front Yard does not believe its current share price accurately reflects the value of the company. To maximize value for shareholders, Front Yard also announced that the Board will form a committee, comprised of independent directors, including one of Mr. Abrams or Mr. Nikolic (the “Committee”), to explore strategic alternatives. The Committee intends to review strategic alternatives available to Front Yard, including, without limitation, the potential internalization of the asset management function, the potential termination of the asset management agreement with Altisource Asset Management Corporation and the potential sale of the Company. Deutsche Bank Securities Inc. has been retained as an independent financial advisor to assist in the exploration of a full range of strategic alternatives. Front Yard intends to update its stockholders on further developments after the Committee concludes its review of strategic alternatives, or it has otherwise determined that disclosure is appropriate.

Agreement with Snow Park

As described in more detail in Front Yard’s Current Report on Form 8-K to be filed today with the Securities and Exchange Commission, Front Yard entered into an agreement with Snow Park that provides for the appointment of Messrs. Abrams and Nikolic to the Front Yard Board, Snow Park’s withdrawal from the proxy contest and Snow Park’s agreement to customary standstill provisions, among other items.

George Ellison, Front Yard’s Chief Executive Officer, stated: “These initiatives are the result of constructive dialogue between the Company and its stockholders. We welcome Leland and Lazar to the Board and look forward to working with them to achieve our goals. Our new directors bring additional experience, independence and fresh perspectives, which we expect will help Front Yard deliver superior stockholder returns.”

Rochelle Dobbs, Chair of Front Yard’s Board said, “The Front Yard Board is focused on continuing to execute on our strategy, reviewing all strategic alternatives and driving stockholder value. We are pleased to add Leland and Lazar to our other experienced and highly qualified nominees. We will work together to drive sustainable growth and enhance value for all Front Yard stockholders. Additionally, we thank David for his outstanding service and significant contributions to the Company and wish him well in his future endeavors.”

Jeffrey Pierce, Managing Partner of Snow Park, added: “Our recent discussions with the Board have been positive and productive. Snow Park is pleased that Leland and Lazar will be able to add their strong single-family market experience and valuable REIT insights to the Front Yard Board. As the Board carries out its assessment of strategic alternatives, we believe the addition of new directors and fresh perspectives will enhance efforts to maximize stockholder value.”

Director Biographies

Leland Abrams

Leland Abrams, age 36, has served as a Fund Manager at Wynkoop, LLC (“Wynkoop”), an investment fund manager, since September 2016. Mr. Abrams has played an active role in supporting his firm’s efforts in the single-family residential market, including with respect to portfolio management and transactions. Prior to joining Wynkoop, Mr. Abrams was a RMBS Sector Manager for Candlewood Investment Group, LP, an alternative asset management firm focused primarily on credit opportunities where he was responsible for overseeing approximately half of its structured credit investments, from November 2010 until April 2016. From 2008 until 2010, Mr. Abrams was a structured mortgage and esoteric ABS trader and credit analyst at United Capital Markets, Inc., a secondary market maker concentrating on asset backed and mortgage backed securities. Mr. Abrams’ RMBS experience afforded him the opportunity to develop unique insight into the fundamentals and operating realities of the single-family market. Prior to that, Mr. Abrams was a credit analyst and trader on the proprietary credit trading desk at Dresdner Bank, A.G., a mid-size investment banking firm offering brokerage services and investment products, from 2005 until 2008. Mr. Abrams holds a B.A. in Economics from Bucknell University.

Lazar Nikolic

Lazar Nikolic, age 39, is the founder and has served as managing member of both JPL Advisors LLC and JPL Management Services LLC, which are providers of investment management services to private funds, since January 2016. He also previously founded and ran MVC Real Estate, a single-family residential market investment vehicle that acquired and managed rentals in one the country’s largest home markets, from 2013 to 2019. Mr. Nikolic’s current responsibilities at JPL include portfolio management, investment analysis and risk management, and he currently focuses on RMBS, structured credit, m-REITs, e-REITs, closed-end funds, specialty finance companies and special situations. From September 2009 until December 2015, Mr. Nikolic was a portfolio manager at Adler & Co., a family office. Prior to that, Mr. Nikolic was a hedge fund analyst at Alpha Beta Capital Management LLC, an investment advisor, from 2007 until 2009. Previously, Mr. Nikolic served as a software engineer at Bloomberg L.P., a privately held financial, software, data and media company, from 2003 until 2007. Mr. Nikolic holds an M.S. in Math-Finance from New York University’s Courant Institute as well as a B.S. in both Mathematics and Computer Science from Lafayette College.

About Front Yard

Front Yard is an industry leader in providing quality, affordable rental homes to America’s families. Our homes offer exceptional value in a variety of suburban communities that have easy accessibility to metropolitan areas. Front Yard's tenants enjoy the space and comfort that is unique to single-family housing, at reasonable prices. Our mission is to provide our tenants with houses they are proud to call home. Additional information is available at www.frontyardresidential.com.

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

Forward-Looking Statements

The information in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, industry and market conditions and the future composition of the Company’s Board. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to stockholders; our ability to acquire SFR assets for our portfolio, including difficulties in identifying assets to acquire; the impact of changes to the supply of, value of and the returns on SFR assets; our ability to successfully integrate newly acquired properties into our portfolio of SFR properties; our ability to successfully operate our internal property manager and perform property management services for our SFR assets at the standard and/or the cost that we anticipate; our ability to transition property management for the SFR properties currently managed by third party property managers to our internal property management platform; our ability to predict our costs; our ability to effectively compete with our competitors; our ability to apply the proceeds from financing activities or non-rental real estate owned asset sales to target SFR assets in a timely manner; our ability to sell non-rental real estate owned properties on favorable terms and on a timely basis or at all; the failure to identify unforeseen expenses or material liabilities associated with asset acquisitions through the due diligence process prior to such acquisitions; changes in the market value of our SFR properties and real estate owned; changes in interest rates; our ability to obtain and access financing arrangements on favorable terms or at all; our ability to maintain adequate liquidity; our ability to retain our engagement of Altisource Asset Management Corporation; the failure of our third party vendors to effectively perform their obligations under their respective agreements with us; our failure to maintain our qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in our current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Investors:
Robin N. Lowe
Chief Financial Officer
(345) 815-9919
Robin.Lowe@AltisourceAMC.com

Media (for Front Yard):
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170
FrontYard@gasthalter.com

Media (for Snow Park):
Profile
Greg Marose/Charlotte Kiaie
(347) 343-2999
snowpark@profileadvisors.com